UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2014

LIQUID HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36024	46-3252142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue
38th Floor
New York, NY 10022

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 293-1836

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On December 23, 2014, Liquid Holdings Group, Inc. (the “Company”) notified Ferdinand Trading LLC (“Ferdinand Trading”) and Mr. Brian Ferdinand (“Ferdinand”), a co-founder and former director and officer of the Company, of the Company’s termination of the Amended and Restated Consulting Agreement (the “Consulting Agreement”), dated October 16, 2014, between the Company and Ferdinand Trading. Pursuant to the Consulting Agreement, Ferdinand Trading was obligated to make Mr. Ferdinand available to the Company to provide services requested of him by the Company, including assisting with business development efforts; developing strategy for product development, marketing, partnerships and mergers and acquisitions; and providing support to the sales and marketing team, including client introduction.  The Company has terminated the Consulting Agreement, effective immediately, as a result of the breach by Ferdinand Trading and Mr. Ferdinand of certain of their obligations under the Consulting Agreement and related agreements.

Concurrently with the termination of the Consulting Agreement, the Company has taken certain other actions relating to Mr. Ferdinand, certain entities affiliated with him, QuantX Management, LLP (together with its affiliates, “QuantX”) and certain other parties.  These other actions are discussed below in Item 8.01 of this Form 8-K.

Item 8.01 Other Events.

Concurrently with the Company’s termination of the Consulting Agreement as discussed in Item 1.02 of this Form 8-K above, the Company has taken certain other actions as described in this Item 8.01.  First, the Company has notified QuantX that QuantX is delinquent in payments owed to the Company in the aggregate amounts of approximately $1.4 million pursuant to two technology services agreements and approximately $325,000 in additional delinquent payments, and has demanded that QuantX pay such amounts owing to the Company immediately.  Further, in connection with such notice to QuantX, the Company has notified QuantX of the Company’s intention to suspend QuantX’s access to the Company’s services on January 8, 2015 (with the Company reserving its rights to suspend such services sooner).  The Company has also separately delivered a notice to QuantX declaring the unpaid principal amount of a term note and related obligations in the aggregate amount of approximately $244,000 owed by QuantX to the Company to be immediately due and payable as a result of the failure to make timely payments of principal and interest to the Company in accordance with the terms of the note.

The Company has also delivered a demand notice (i) to Ferdinand Capital, LLC (“Ferdinand Capital”) declaring the unpaid principal amount of a term note and related obligations in the aggregate amount of approximately $111,000 owed by Ferdinand Capital to the Company to be immediately due and payable as a result of the failure to make timely payments of principal amounts and accrued interest to the Company in accordance with the terms of the note and (ii) to another individual declaring the unpaid principal amount of a term note and related obligations in the aggregate amount of approximately $307,000 owed by that other individual to the Company to be immediately due and payable as a result of the failure to make timely payments of principal amounts and accrued interest to the Company in accordance with the terms of the note.

There can be no assurance that QuantX, Mr. Ferdinand and the other parties to whom we have delivered demand notices have or will have the financial means to satisfy their obligations to us.

For the quarter ended September 30, 2014, QuantX accounted for 61% of Liquid’s software services revenue, while managers to whom QuantX allocated investment capital represented an additional 34% of software services revenue.

As a result of our termination of our relationship with QuantX, we expect our revenue, at least in the near term and possibly for the intermediate and longer term, to be significantly reduced. As we announced on our earnings call for the quarter ended September 30, 2014, we had previously begun to focus our client development efforts on generating new customers other than through our relationship with QuantX. We cannot assure you that the Company will be successful in these efforts.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements include, among others, statements regarding the Company’s ability to collect the amounts owed by QuantX and Ferdinand Capital and the suspension of the Company’s services to QuantX. These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict and you should be aware that the occurrence of certain events, including those referenced in the sections titled “Risk Factors” in our 2013 Form 10-K or our Quarterly Reports on Form 10-Q, could harm our business, prospects, results of operations, liquidity and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance. Except as required by applicable law, including the securities laws and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUID HOLDINGS GROUP, INC.

Date: December 23, 2014

	By:	/s/ Peter R. Kent
Name: Peter R. Kent
Title: Chief Financial Officer